EXHIBIT 10.28

Cooperation Agreement
(Translation)

Party A: Hegeng (Beijing) Organic Farm Technology Co, Ltd. (hereafter “Party A”)

Party B: Qufu Shengwang Stevia Biology and Science Co., Ltd. (hereafter “Party B”)

Pursuant to the Contract Law of the People’s Republic of China and other applicable laws and regulations, Party A and Party B have negotiated under the principles of equality and mutual benefit and thus entered the following agreement concerning the cooperation of both parties.

I.	Contents of Cooperation

1.
Among the products developed from the cooperative projects by Party A and Party B, foliar fertilizers and bio-pesticides shall be produced in the facility of Party A, and bio-bacterial fertilizers shall be produced in the facility of Party B.

2.	Party A shall take major responsibility for products distribution and Party B shall assist in some distributing efforts; Party A shall provide the sample of package design.

3.
Party A shall provide the stevia residues (0-10 meshes as required) as the raw materials for the production of bio-bacterial fertilizers and fermented bio-liquid obtained from stevia extracts (with polysaccharide content at 7%) as the raw material for  bio-pesticides.

4.
Party A shall provide the strain and formula required for bio-bacterial fertilizers. The price of strain is 22,000 yuan/metric ton. The strain shall be shipped to the production facility of Party B, and Party A shall cover the shipping cost.

5.
The price of stevia residues provided by Party B for bio-bacterial fertilizers is 280 yuan/metric tons. The price of fermented bio-liquid obtained from stevia extracts is 8,000 yuan/metric ton (the aforementioned prices only apply to the current inventory. Party A and Party B shall negotiate to determine the prices for newly produced supply subject to market condition). Party B shall cover the shipping cost.

6.
The bio-bacterial fertilizers jointly launched by Party A and Party B shall be marketed under the brand of Party B. Both parties have the right to distribute the products. The price of bio-bacterial fertilizers supplying market is 800 yuan/metric ton. The price applicable to the settlement between Party A and Party B is 400 yuan/metric ton.

7.	Party B has the right to distribute the products that are manufactured by Party A. Party B is entitled to the prices that Party A offers to its primary distributors.

8.
The above articles of 4, 5, and 6 shall be executed every two months to settle up the transactions between Party A and Party B. Both parties shall issue invoices based on the actually delivered volumes and prices for bill settlement five days before the beginning of the due month.

9.	During the term, if Party A or Party B has planed to adjust pricing, the party shall obtain the consent of the counter party and send the written notice fifteen days in advance.

II.	Term of Cooperation

This Agreement is effective from July 1, 2012 till June 30, 2015.

III.	Shipment Planning, Delivery, Reception, Shipping and Insurance

1.
Party A and Party B shall place the orders to the sales department of the counterparty three business days in advance (which shall indicate the names, volumes, and specifications). The shipment plan shall be signed by the manager of the ordering party with corporate seal affixed and faxed to the sales department of the supplying party.

2.
This agreement has no fixed volume requirement either for each order or each batch. With shipping cost considered, before placing the order both parties shall friendly negotiate to decide reasonable desired delivery volume.

3.	Address and Contact for Products Reception of Party B

Address of Party B to receive products: 6 Shengwang Avenue, Shuyuan Industrial Park, Qufu, Shandong; Qufu Shengwang Stevia Biology and Science Co., Ltd.

Contact Name and Phone Number: Ling Zhang 15264786009

4.	Address and Contact for Products Reception of Party A

Address of Party A to receive products: 49 Middle Nanlang of Huosi Road in Gaoli ying, Shunyi District of Beijing; Hegeng (Beijing) Organic Farm Technology Co, Ltd.

Contact Name and Phone Number: Guicheng Mi 18618159698

5.
The receiving parties shall inspect and verify the delivered products on site on the delivery date. In the event that products are damaged or lost during transit, the receiving party shall negotiate with the shipper and take pictures as evidences and notify the supplying party. If the receiving party doesn’t file any claim within three days after delivery, the products are regarded to pass the receiving inspection.

6.
When either Party A or Party B receives an order from a customer of the counter party, the party shall ship the desired products in the timeline requested by the customer regardless of sales amount and volume. Party A and Party B shall cover the shipping cost respectively for their customers. Both parties shall settle up the expenses pursuant to the section I.7 of this Agreement.

IV.	Product Quality

Party A and Party B shall take responsibility for their products and ensure the quality to conform to applicable national standards.

V.	Confidentiality

1.	Both parties shall strictly keep confidential all the documents that are provided by the counter party. The information shall only be used within the business scope of the receiving party.

2.
The confidential documents provided by Party A and Party B concerning projects and capital include but are not limited to operational planning, financial data, customer list, business decisions, project planning, capital raise, technology information, business plan, etc.

3.	Without written consent from the counter party, a disclosure of confidential information to any third party in direct or indirect manner or in written is regarded as a leak.

VI.	Intellectual Property

Party A and Party B jointly develop foliar fertilizers, bio-pesticides, and bio-bacterial fertilizers. In the event that Party A decides to apply for a new product number, Party B shall provide necessary technical support and assistance for the application. The newly issued product number shall be jointly owned by Party A and Party B.

VII.	Place for Execution and Dispute Settlement

Party A and Party B shall take a friendly and cooperative attitude to negotiate about all disputes concerning this Agreement (including breach dispute and product liability). If the dispute can’t be settled through negotiation, it shall be filed to the residence court of the observant party for ruling.

VIII.                 This Agreement shall take effect upon signatures and corporate seals of both parties. If either party breaches the Agreement, the counter party has the right to terminate the Agreement and demand the breaching party to compensate for the loss consequently incurred.

Party A: Hegeng (Beijing) Organic Farm Technology Co, Ltd.
Address: 49 Middle Nanlang of Huosi Road in Gaoli ying, Shunyi District, Beijing;
Bank: China Construction Bank Beijing Shunyi Subranch
Bank Account: 1100 1008 7000 5301 7458
Authorized Agent: /s/ Hegeng (Beijing) Organic Farm Technology Co, Ltd.
Phone: (010) 62150068
Fax: (010) 62154668
Signing Date: July 1, 2012
Signature of Division Manager:
(Corporate Seal affixed)

Party B: Qufu Shengwang Stevia Biology and Science Co., Ltd.
Address: 6 Shengwang Avenue, Shuyuan Industrial Park, Qufu, Shandong
Bank: Bank of China Qufu Subranch
Bank Account:
Legal Person (Authorize Representative): /s/ Ling Zhang
Phone: (0537) 4915990
Fax: (0537)4915991
Signing Date: July 1, 2012
(Corporate Seal affixed)